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                                                                  EXHIBIT 11.1

                                        HARCOURT GENERAL, INC.

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Computation of weighted  average number of shares  outstanding used in  determining primary and fully diluted earnings per share:

(In thousands)                                                    For the three months
                                                                    ended January 31,

                                                                   1996          1995


PRIMARY

1.  Weighted average number of common
          shares outstanding                                     71,827        77,911

2.  Assumed conversion of Series A
          Cumulative Convertible Stock                            1,317         1,596

3.  Assumed exercise of certain stock
          options based on average
          market value                                              216           295

4.  Weighted average number of shares
          used in primary per share
          computations                                           73,360        79,802

FULLY DILUTED (A)

1.  Weighted average number of common
          shares outstanding                                     71,827        77,911

2.  Assumed conversion of Series A
          Cumulative Convertible Stock                            1,317         1,596

3.  Assumed exercise of all dilutive
          options based on higher of
          average or closing market value                           216           295

4.  Weighted average number of shares
          used in fully diluted per share
          computations                                           73,360        79,802




(A)This  calculation is submitted in accordance with Securities  Exchange Act of 1934 Release No.
9083 although  not required by  Footnote 2  to Paragraph 14  of APB  Opinion No.
15 because it  results in dilution of less than 3%.

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